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EXHIBIT 23.1 - CONSENT OF INDEPENDENT ACCOUNTANTS


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of Atmel Corporation on Form S-8 (File Nos. 33-39925, 33-93662, 333-15823 and 333-71881) of our report dated January 20, 2000, except for Note 15 which is as of February 3, 2000 on our audits of the consolidated financial statements of Atmel Corporation and subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which report is included in this Annual Report on Form 10-K and our report dated January 20, 2000 on our audit of the consolidated financial statement schedule which report is included in this Annual Report on Form 10-K.






/s/ PricewaterhouseCoopers LLP







San Jose, California
March 13, 2000



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